Mail Stop 4561


								March 1, 2006


By U.S. Mail and facsimile to 256-543-3864

Gates Little
Chairman of the Board, President
and Chief Executive Officer
The Southern Banc Company, Inc.
221 S. 6th Street
Gadsden, Alabama  35901

Re:	The Southern Banc Company, Inc.
	Form 10-KSB for the Fiscal Year Ended June 30, 2005
	File No. 033-93218

Dear Mr. Little:

We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


      Sincerely,



      Joyce Sweeney
								Accounting Branch Chief

Gates Little
The Southern Banc Company, Inc.
February 22, 2006
Page 1